EXHIBIT 1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                                                  EXHIBIT C

















                            PEOPLES HOME SAVINGS BANK

                           BEAVER FALLS, PENNSYLVANIA

                  PLAN OF MUTUAL HOLDING COMPANY REORGANIZATION
                               AND STOCK ISSUANCE



                        Adopted by the Board of Trustees

                                       on

                                January 10, 1997

                            and Subsequently Amended

        MUTUAL HOLDING COMPANY PLAN OF REORGANIZATION AND STOCK ISSUANCE

                            PEOPLES HOME SAVINGS BANK


                                TABLE OF CONTENTS
                                -----------------


                                                                            PAGE
                                                                            ----

1.  Introduction...........................................................  A-1

2.  Definitions............................................................  A-2

3.  Certain Effects of Reorganization......................................  A-6

4.  Ratification by Depositors.............................................  A-8

5.  Conditions to Implementation of Reorganization.........................  A-9

6.  Stock Offering Documents...............................................  A-9

7.  Stock Offering......................................................... A-10

8.  Subscription Rights of Eligible Account Holders (First Priority)....... A-11

9.  Subscription Rights of Employee Plans (Second Priority)................ A-12

10. Supplemental Eligible Account Holders (Third Priority)................. A-12

11. Subscription Rights of Current Depositors (Fourth Priority)............ A-13

12. Community Offering..................................................... A-13

13. Public Offering and Syndicated Public Offering......................... A-14

14. Limitation on Purchases................................................ A-15

15. Payment for Common Stock............................................... A-16

16. Manner of Exercising Subscription Rights Through Order Forms........... A-17

17. Undelivered, Defective or Late Order Forms: Insufficient Payment....... A-18

18. Restrictions on Resale or Subsequent Disposition....................... A-19

19. Articles of Incorporation and Bylaws of the Stock Bank................. A-19

20. Articles of Incorporation and Bylaws of the Holding Company............ A-20

21. Formation of a Middle-Tier Stock Holding Company....................... A-20

22. Conversion of Holding Company to Stock Form............................ A-20

23. Continuity of the Bank and Status of Deposit Accounts and Loans
    Subsequent to Reorganization........................................... A-21

24. Rights of Depositors of MHC............................................ A-21

25. Trustees of the MHC.................................................... A-22

26. Residents of Foreign Countries and Certain States...................... A-22

27. Expenses of Reorganization............................................. A-22

28. Amendment or Termination of the Plan................................... A-22

29. Miscellaneous.......................................................... A-23

1.       INTRODUCTION

         On January 10, 1997, the Board of Trustees of Peoples Home Savings Bank (the "Bank") by at least a two-thirds vote adopted, and at a second meeting at least ten days thereafter again adopted, this Mutual Holding Company Plan of Reorganization and Stock Issuance (the "Plan"), which was subsequently amended, pursuant to which the Bank proposes to reorganize from a Pennsylvania chartered mutual savings bank into a Pennsylvania chartered mutual holding company (the "Holding Company") pursuant to the laws of the United States of America and the Commonwealth of Pennsylvania and the regulations and policies of the Pennsylvania Department of Banking ("Department"). A principal part of the reorganization into the Holding Company (the "Reorganization") is the incorporation of a capital stock savings bank (the "Stock Bank"), a majority of the voting stock of which will be owned by the Holding Company at all times so long as the Holding Company remains in the mutual form of organization.

         One or more stock offerings of up to but less than 50% in the aggregate of the total voting stock of the Stock Bank may be made simultaneously, or following the Reorganization, subject to the approval of the Department, as may be necessary. As long as the Bank is chartered under the laws of the Commonwealth of Pennsylvania, any offer and sale of any equity securities, regardless of when it occurs, will be conducted in accordance with the laws of the United States and Pennsylvania and the rules, regulations and policies of the Department.

         In adopting the Plan, the Board of Trustees has determined that the Reorganization is advisable and in the best interests of the Bank and its depositors. The Reorganization will enable the Bank to increase its capital through the issuance of capital stock without undertaking a full conversion from the mutual to stock form of organization. The Reorganization will not foreclose the opportunity to effect a conversion of the Holding Company from the mutual-to-stock form of organization following the Reorganization. The Reorganization may facilitate the possible acquisition of other financial institutions, possible diversification into other related financial service activities and other purposes and will further enhance the Bank's ability to render services to the public. The Reorganization will afford the Bank as a capital stock savings bank subsidiary of the Holding Company access to capital sources not legally available to a mutual savings bank, while at the same time preserving the mutual form of ownership in the holding company structure. The mutual holding company structure also will allow the Bank to minimize over-capitalization by providing the flexibility to raise capital through the issuance of stock in a manner designed to meet the Bank's growth needs, rather than in a single stock offering as required in a standard mutual-to-stock conversion. This access to the capital markets will make it possible for the Bank to be more responsive to possible future charges in bank regulatory agencies' regulations mandating higher capital reserves and/or capital ratios.

         The Reorganization is subject to the approval of the Department and the non-objection of the Federal Deposit Insurance of the Corporation ("FDIC") and must be adopted by the affirmative vote of two-thirds of the Board of Trustees of the Savings Bank. In addition, the Reorganization is subject to ratification by the depositors of the Savings Bank.

2.       DEFINITIONS

As used in this Plan, the terms set forth below have the following meanings:

Account Holder: The term Account Holder means any Person holding a Savings Account in the Bank.

Acting in Concert: The Term "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. In addition, two or more Persons who have a joint account will be deemed to be acting in concert.

Associate: The term Associate when used to indicate a relationship with any person, means (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity except that for the purposes of Sections 9 and 14 hereof, the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan or any Tax- Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan, and
(iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or Officer of the Bank or the Holding Company, or any of its parents or subsidiaries.

Bank:   Peoples   Home   Savings   Bank   in  its   current   mutual   form   or
post-Reorganization stock form, as indicated by the context.

Capital Stock: Any and all authorized stock of the Stock Bank.

Commissioner: The Senior Representative of the Commissioner of Banking of the Commonwealth of Pennsylvania or his delegate.

Common Stock: Common stock issued by the Stock Bank simultaneously with or after the Reorganization, including securities convertible into common stock, pursuant to its stock organization certificate.

Community Offering: The term Community Offering, if applicable, means the offering for sale to certain members of the general public directly by the Stock Bank, of any shares not subscribed for in the Subscription Offering.

Current Depositors: Persons who have a savings or deposit account of at least $50 at the Savings Bank as of the Date of Record.

Date of Record: Date upon which depositors given the opportunity to vote upon ratification of the Plan at the Special Meeting is determined.

Department: The Department of Banking of the Commonwealth of Pennsylvania.

Effective Date: The effective date of the Reorganization which shall be the date of consummation of the Reorganization and Offering in accordance with this Plan and the applicable rules and regulations.

Eligible Account Holder: The term Eligible Account Holder means any Person holding a Qualifying Deposit in a Savings Account at the Bank on the Eligibility Record Date.

Eligibility Record Date: The term Eligibility Record Date means the date for determining Eligible Account Holders in the Bank and is the close of business on December 31, 1995.

Employee: A person who is an Employee of the Bank at the date of the Reorganization.

Employee Plans: The term Employee Plans means the Tax-Qualified Employee Stock Benefit Plans, including the Employee Stock Ownership Plan, approved by the Board of Trustees of the Bank.

Estimated Valuation Range: The term Estimated Valuation Range means the range of the estimated pro forma market value of the Common Stock as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

ESOP: An employees' stock ownership plan with its related trust, that meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code of 1986, as amended.

FDIC: Federal Deposit Insurance Corporation, as established by the Federal Deposit Insurance Act.

FRB: Board of Governors of the Federal Reserve System.

Holding Company: The mutual holding company established by the Bank incident to the Reorganization.

Independent Appraiser: The term Independent Appraiser means an appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Common Stock.

Local Community: The term local community means the incorporated cities and the counties in which the Bank has offices.

Majority Interest: Greater than fifty percent (50%) of the combined voting power or value of all classes of stock of the Stock Bank.

Minority Stock Offering: Any offering of Capital Stock of the Stock Bank to persons other than the Holding Company of up to but less than 50% in the aggregate of the total common stock of the Stock Bank.

Mutual Bank: Peoples Home Savings Bank in the mutual form of organization.

Notice of Reorganization: The Notice of Mutual Holding Company Reorganization, to be submitted by the Bank to the Department to notify the Department of the Reorganization.

Officer: An executive officer of the Bank which includes the Chairman, President, Chief Executive Officer, Senior Vice President and Vice Presidents in charge of principal business functions, and any other person participating in major policy making functions of the Bank.

Order Form: The term Order Form means any form together with attached cover letter, sent by the Bank to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Common Stock in the Subscription and Community Offerings.

Participants: The term Participants means the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Current Depositors.

Person: An individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

Plan: This Plan of Reorganization and Stock Issuance of the Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Preferred Stock: Preferred Stock authorized pursuant to the Stock Bank's articles of incorporation.

Public Offering: The term Public Offering means the offering for sale through the Underwriter to the general public of any shares of Common Stock not subscribed for in the Subscription Offering.

Purchase and Assumption Transaction: The method of effecting the transfer of assets and liabilities of the Bank to the Stock Bank as described more particularly in the Plan.

Purchase Price: The term Purchase Price means the per share price at which the Common Stock will be sold in accordance with the terms hereof.

Qualifying Deposit: The term Qualifying Deposit means the balance of each Savings Account of $50 or more in the Bank at the close of business on the Eligibility Record Date or Supplemental Eligibility Record Date. Savings Accounts with total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

Reorganization: Collectively, all steps necessary for the Bank to reorganize into the mutual holding company form of organization in accordance with the laws of the United States of America and the Commonwealth of Pennsylvania and the Rules and Regulations of the Department and FDIC.

SAIF: The Savings Association Insurance Fund, which is administered by the FDIC.

Savings Account(s): Withdrawable deposits in the Bank including certificates of deposit.

SEC: The Securities and Exchange Commission.

Special Meeting: The Special Meeting of depositors of the Bank and any adjournments thereof, which may be called to ratify the Plan.

Stock Bank: The newly organized Pennsylvania chartered stock savings bank established by the Bank as part of the Reorganization.

Subscription Offering: The term Subscription Offering means the offering of Common Stock of the Stock Bank for purchase through Order Forms to Participants.

Supplemental Eligibility Record Date: The term Supplemental Eligibility Record Date means the close of business on the last day of the calendar quarter preceding the approval of the Plan by the Department.

Supplemental Eligible Account Holder: The term Supplemental Eligible Account Holder means a holder of a Qualifying Deposit in the Bank (other than an officer or trustee or their Associates) at the close of business on the Supplemental Eligibility Record Date.

Syndicated Community Offering: The term Syndicated Community Offering means the offering of Conversion Stock following the Subscription and Community Offerings through a syndicate of broker-dealers.

Tax-Qualified Employee Stock Benefit Plan: The term Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

Trustees: A member of the Board of Trustees of the Bank.

Underwriter: The term Underwriter means the investment banking firm or firms through which the Common Stock will be offered and sold in the Public Offering.

Voting Stock: Common or preferred stock, or any other type of equity security, including (without limitation) other securities that are convertible into common or preferred stock, having voting power for the election of trustees or management of the Stock Bank.

3.       CERTAIN EFFECTS OF REORGANIZATION

         A.       Organization of a Mutual Holding Company and Stock Bank

                  A principal part of the Reorganization will be the organization of a Pennsylvania chartered capital stock savings bank subsidiary, of which the Holding Company will own a Majority Interest as long as the Holding Company remains in existence.

                  The Reorganization will be effected in either of the following ways, or in any manner approved by the Department that is consistent with the purposes of this Plan and applicable laws and regulations. The Bank's intention is to complete the Reorganization using the Merger Alternative, although it may elect to use any method at the discretion of the Department consistent with applicable Regulations and subject to Department approval.

                  "Merger Alternative" Under the Merger Alternative: (i) the Bank will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One"); (ii) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two"); (iii) the Bank will exchange its articles of incorporation for a stock savings bank articles of incorporation to become the Stock Bank and Interim One will exchange its articles of incorporation for a mutual holding company articles of incorporation to become the MHC; (iv) simultaneously with step (iii), Interim Two will merge with and into Stock Bank with Stock Bank as the resulting institution; and (v) a majority of the initially issued stock of Stock Bank will be transferred to MHC in exchange for membership interests in the MHC. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the converted Stock Bank will be a continuation of the Bank and all property of the Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the
         Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of the Bank and will maintain its headquarters operations at the Bank's present locations.

                  "Purchase and Assumption Alternative" Under the Purchase and Assumption Alternative the Bank will: (i) incorporate the Stock Bank;
         (ii) transfer substantially all of its assets (all except up to $1,000,000, subject to Department approval) and all of its liabilities, including all of its deposit liabilities, to the Stock Bank in exchange for at least a majority of the initially issued and outstanding shares of Common Stock of the Stock Bank; and (iii) adopt new articles of incorporation changing its form to that of a mutual holding company.

                  The MHC will not retain any assets of the Bank which are required by the Stock Bank in order to satisfy capital and reserve requirements of law. All assets, rights, obligations and liabilities of whatever nature of the Bank that are not expressly retained by the MHC shall be deemed transferred to the Stock Bank. The Bank will apply to the Department to retain up to $1,000,000 at the MHC level in connection with the Reorganization. The Bank may distribute additional capital to the MHC following the Reorganization, subject to Department regulations governing capital distributions.

                  The Mutual Bank shall submit a Notice of Reorganization to the Department. Upon filing the Notice, the Mutual Bank shall publish a "Notice of Filing Application for Mutual Holding Company Reorganization" in a newspaper of general circulation in each community in which the Bank has an office. The Bank shall prominently display a copy of the Notice in each of its offices. Copies of the Plan as adopted by the Board of Trustees shall be made available for inspection at each office of the Bank.

         B.       Operation of the Stock Bank

                  Upon the transfer of assets and liabilities of the Mutual Bank to the Stock Bank, those persons who as of the Effective Date held depository rights with respect to, or other rights as creditors of, the Mutual Bank shall thereafter have such rights solely with respect to the Stock Bank. Each deposit account in the Mutual Bank at the Effective Date will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, except that the holder of each such deposit account will no longer have any ownership interest in the Stock Bank. Such depositors will have liquidation rights with respect to the Holding Company in accordance with federal law. Members will not have any voting rights in the Stock Bank, but will possess such rights in the Holding Company. All insured deposit accounts of the Mutual Bank which are transferred to the Stock Bank will continue to be insured up to the legal maximum by the SAIF in the same manner as deposit accounts existing in the Mutual Bank immediately prior to the Reorganization.

                  All loans and other borrowings from the Mutual Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Mutual Bank prior to the Reorganization. The Stock Bank may exercise any and all powers, rights, and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under applicable law.

                  The initial Board of Trustees of the Stock Bank will be the existing Board of Trustees of the Mutual Bank. The Board of Trustees will be divided into three classes as nearly equal in number as possible and the members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually by the stockholders of the Stock Bank's Common Stock. Present management of the Mutual Bank will continue as the management of the Stock Bank following the Reorganization.

                  Following the Reorganization, the Stock Bank will have the power to issue shares of Capital Stock to persons other than the Holding Company. Pursuant to applicable law and regulations, unless other revised or amended, so long as the Holding Company is in existence, the Holding Company will be required to own a Majority Interest in the Stock Bank. One or more offerings of up to but less than 50% in the aggregate of the total Common Stock of the Stock Bank may be made following the Reorganization, subject to the approval of the Department.

         C.       Operation of the Holding Company

                  Upon the Effective Date, the Stock Bank will be a majority owned subsidiary of the Holding Company. So long as they remain depositors of the Stock Bank, persons who had deposit accounts in the Bank at the time of the Reorganization and persons who establish such deposit accounts subsequent to the Reorganization shall, as provided for under applicable law, have liquidation rights in the Holding Company after the Reorganization. The MHC will not retain assets of the Savings Bank which are required to be transferred to the Stock Bank in order to satisfy capital or reserve requirements of applicable law. All assets, rights, obligations and liabilities of whatever nature of the Bank that are not expressly retained or obtained by the MHC shall be deemed to be held by the Bank. The rights and powers of the MHC will be defined by the MHC's articles of incorporation and bylaws and by the statutory and regulatory provisions applicable to savings and loan or bank holding companies and mutual savings bank holding companies. In particular, if the MHC elects to be a savings and loan holding company, it shall be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the Home Owners' Loan Act of 1933, as amended ("HOLA"). If the MHC elects to be a bank holding company, it shall be subject to the limitations imposed by the Bank Holding Company Act, as amended ("BHCA").

                  Following the Reorganization, all of the members of the Board of Trustees of the Mutual Bank will become Trustees of the Holding Company. Except as may be otherwise specifically provided in the Holding Company's articles of incorporation, each Trustee shall hold office until he resigns, is removed or becomes disqualified. Service as a Trustee of the Holding Company is separate and distinct from service as a trustee of the Stock Bank and in no event shall a Trustee of the Holding Company who also serves as a trustee of the Stock Bank be disqualified from receiving any rights or privileges as a trustee of the Stock Bank because he serves in such dual capacities. Certain senior management persons of the Mutual Bank will assume similar positions with the Holding Company.

                  Upon completion of the Reorganization, except for assets retained by the Holding Company, the Reorganization of the Mutual Bank into a mutual holding company will not result in any reduction in the amount of the reserves, capital and surplus that the Bank had prior to the Reorganization. Such reserves, capital and surplus will be accounted for by the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

4.       RATIFICATION BY DEPOSITORS

                  Pursuant to the laws of the Commonwealth of Pennsylvania, the voting rights of the Bank are held exclusively by the Board of Trustees, which is required to adopt the Plan by a vote of not less than two-thirds of its entire membership. The FDIC has issued Regulations, under which all state savings banks are generally required to have plans to reorganize from mutual to stock form approved by depositors. Accordingly, the Bank is expected to seek special proxies from depositors to ratify the Plan. Subsequent to the approval of the Plan by the Department, a Special Meeting of depositors may be scheduled. At least twenty days but not more than sixty days prior to the Special Meeting, the Savings Bank may distribute proxy solicitation materials to all depositors as of a Date of Record twenty to sixty days prior to the Special Meeting. The proxy solicitation materials may incorporate by reference any or all of the information contained in the Minority Stock Offering Circular.

         Each depositor as of the Date of Record shall receive one vote for every $100 of deposits at the Bank. The Bank shall seek ratification of the Plan by an affirmative vote of not less than a majority of the votes outstanding.

5.       CONDITIONS TO IMPLEMENTATION OF REORGANIZATION

         Consummation of the Reorganization is expressly conditioned upon the following:

          A. The Plan is approved by at least a two-thirds majority of the Board of Trustees at two meetings with at least 10 days notice between each meeting;

          B. A Reorganization Notice is filed with the Department and FDIC, and the Department has given written notice of its approval of the proposed Reorganization;

          C. The FDIC has given a written notice of non-objection, or 60 days has passed since filing a complete Reorganization Notice with the FDIC or 20 days has passed since the receipt of Department approval without receiving an objection from the FDIC.

          D. All necessary approvals have been obtained from the Department and FDIC and, in connection with the articles of incorporation and bylaws of the mutual savings bank holding company, the Stock Bank, the insurance of accounts of the New Savings Bank, the transfer of assets and liabilities of the Bank to the Stock Bank, the Holding Company Application and all conditions specified or otherwise imposed by the Department or FDIC in connection with the approvals or issuance of a notice of intent not to disapprove have been satisfied;

          E. Receipt by the Bank of a favorable ruling of the Internal Revenue Service ("IRS") or an opinion of the Bank's tax counsel with respect to federal taxation to the effect that consummation of the Reorganization will not be a taxable event to the MHC, the Stock Bank or the Bank's depositors;

          F. Receipt by the Bank of either a private letter ruling of the State Department of Revenue or an opinion of the Bank's tax counsel with respect to State taxation to the effect that consummation of the Reorganization will not be a taxable event to the MHC, the Stock Bank or to the Bank's depositors;

          G.   Ratification of the Plan by Current Depositors.

6.       STOCK OFFERING DOCUMENTS

         The Bank intends to commence a Minority Stock Offering concurrent with the formation of the Holding Company. The Bank may also commence one or more stock offerings following the Reorganization. The Bank may close the Minority Stock Offering before the Effective Date, provided that the offer and sale of the Stock shall be conditioned upon the receipt of all required regulatory approvals and depositor ratification. The Savings Bank may send Participants a Summary of the Reorganization and require Participants, to return to the Bank by a reasonable date certain a postage prepaid card or other written communication requesting receipt of the Stock Offering Circular. The Bank shall not distribute the final Minority Stock Offering Circular until such Offering Circular has been approved for use by the Department.

         Any shares of Common Stock sold in the Minority Stock Offering that are not subscribed for in the Subscription Offering may be offered for sale in the Community Offering, if any, as provided in this Plan and may be offered in a Public Offering or Syndicated Public Offering, as provided herein, if necessary and feasible. The Subscription Offering may be commenced prior to the Special Meeting of Depositors and, in that event, the Community Offering, if any, or Public Offering may also be commenced prior to the Special Meeting of Depositors.

         The Bank may elect to pay fees on either a fixed fee or commission basis or combination thereof to an investment banking firm which assists it in the sale of the Common Stock in the Minority Stock Offering.

         The Bank may also elect to offer to pay fees on a per share basis to brokers who assist Persons in determining to purchase shares in the Syndicated Public Offering and whose name appears on the purchaser's order form.

7.       STOCK OFFERING

         A. Number of Shares. The number of shares and price per share of Common Stock to be offered pursuant to the Plan shall be initially determined by the Board of Trustees of the Bank in conjunction with the determination of the Independent Appraiser. The number of shares to be offered will be on a minimum-maximum basis within a range determined by the Board of Trustees (the "Offering Range") and may be adjusted at or immediately subsequent to the completion of the Minority Stock Offering without notifying Participants and without a resolicitation of subscriptions. The number of shares to be offered or Offering Range may be subsequently adjusted at or immediately subsequent to the completion of the Minority Stock Offering for any reason, including a change in the appraisal. The total number of shares of Common Stock that may be issued to persons other than the Holding Company at the close of the Minority Stock Offering must be less than 50% of the issued and outstanding shares of the Stock Bank.

         B. Independent Evaluation and Purchase Price of Shares. All shares of Common Stock sold in the Minority Stock Offering shall be sold at a uniform price per share, referred to in this Plan as the "Purchase Price". The Purchase Price and number of shares shall be determined by the Board of Trustees of the Bank immediately prior to the simultaneous completion of all such sales contemplated by this Plan on the basis of the estimated pro forma market value of the Bank and the fact that the shares offered represent a minority interest in the Stock Bank (the "Independent Evaluation"). Therefore, the Independent Evaluation and the resulting Purchase Price may reflect a discount to the valuation applied to a standard mutual-to-stock conversion. The aggregate purchase price for the Common Stock will not be inconsistent with such market value of the Bank. The Independent Evaluation of the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with Department regulations. The total amount of Common Stock that may be issued to persons other than the Holding Company must be less than 50% of the Independent Evaluation. The Common Stock to be issued in the Minority Stock Offering shall be fully paid and nonassessable.

         C. Minority Ownership Percentage. Based upon the Independent Appraiser's valuation of the Bank as updated prior to the commencement of the Minority Stock Offering, the Board of Trustees will establish the minimum and maximum ownership percentage applicable to the Minority Stock Offering ("Ownership Range"). The final minority ownership percentages or interest will be determined by the Bank as follows: (a) the product of (x) the total number of shares of Common Stock to be issued and sold and (y) the Purchase Price shall be by divided by (b) the estimated aggregate pro forma market value of the Bank immediately after the Minority Stock Offering as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount upon the closing of the Minority Stock Offering or sale of all the Common Stock.

         D. Method of Offering Shares. Subject to the discretion of the Bank and the limitations set forth in Section 14, the opportunity to purchase Common Stock will be given at no cost to: (i) Eligible Account Holders, (ii) Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders, and
(iv) Current Depositors pursuant to priorities established by the Board of Trustees. The Minority Stock Offering shall be conducted on a minimum-maximum basis, setting forth the minimum and maximum amount of stock that must be offered and sold before closing. The Bank, in its absolute discretion, has the right to refuse in part or in whole any order for stock sold in the Minority Stock Offering either at the time of receipt or as soon as practicable following the termination of the Minority Stock Offering in accordance with the Plan of Reorganization. No person shall be allowed to purchase the lesser of 100 shares or $1,000 of Common Stock. The Bank shall be entitled to retain an adviser and pay fees to assisting brokers in connection with the Minority Stock Offering. The shares of Common Stock may be offered on a minimum - maximum basis. The priorities for the purchase of Common Stock are as set forth below:

8.       SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

         A. Each Eligible Account Holder shall receive, without payment, nontransferable subscription rights to subscribe for shares of Common Stock equal to the greater of: (i) the maximum established for the Community Offering;
(ii) one-tenth of one percent of the Conversion Stock offered; or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered by a fraction of which the numerator is the amount of the Qualifying Deposit of such Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders but in no event greater than the maximum purchase limitation specified in Section 14 hereof. All such purchases are subject to the maximum and minimum purchase limitations specified in Section 14 and are exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%.

         B. In the event that Eligible Account Holders exercise Subscription Rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

         C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

9.       SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

         Subject to the availability of sufficient shares after filling subscription orders of Eligible Account Holders under Section 8, the Employee Plans shall receive without payment nontransferable subscription rights to purchase in the Subscription Offering the number of shares of Common Stock requested by such Plans, subject to the purchase limitations set forth in
Section 14.

         The Employee Plans shall not be deemed to be associates or affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Bank.

10.      SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

         A. In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the application filed prior to Department approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive, without payment, nontransferable subscription rights entitling such Supplemental Eligible Account Holder to purchase that number of shares of Common Stock which is equal to the greater of: (i) the maximum purchase limitation established for the Community Offering; (ii) one-tenth of 1% of the Common Stock Offered; and (iii) or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders. All such purchases are subject to the maximum and minimum purchase limitations in Section 14 and are exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%.

         B. Subscription rights received pursuant to this Category shall be subordinated to the subscription rights received by Eligible Account Holders and by the Employee Plans.

         C. Any subscription rights to purchase shares of Common Stock received by an Eligible Account Holder in accordance with Section 8 shall reduce to the extent thereof the subscription rights to be distributed pursuant to this Section.

         D. In the event of an oversubscription for shares of Common Stock pursuant to this Section, shares of Common Stock shall be allocated among the subscribing Supplemental Eligible Account Holders as follows:

          (1) Shares of Common Stock shall be allocated so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his total allocation (including the number of shares of Common Stock, if any, allocated in accordance with Section 8) equal to 100 shares of Common Stock or the total amount of his subscription, whichever is less.

          (2) Any shares of Common Stock not allocated in accordance with subparagraph (1) above shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders.

11.      SUBSCRIPTION RIGHTS OF CURRENT DEPOSITORS (FOURTH PRIORITY)

         A. Each Current Depositor shall receive, without payment, nontransferable subscription rights to subscribe for shares of Common Stock in an amount equal to the greater of the maximum purchase limitation established for the Community Offering or one-tenth of one percent of the Common Stock offered, subject to the maximum and minimum purchase limitations specified in
Section 14 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%, which will be allocated only after first allocating to Eligible Account Holders, the Employee Plans and Supplemental Eligible Account Holders all shares of Common Stock subscribed for pursuant to Sections 8, 9 and 10 above.

         B. In the event that such Current Depositors subscribe for a number of shares of Common Stock which, when added to the shares of Common Stock subscribed for by the Eligible Account Holders, the Employee Plans and the Supplemental Eligible Account Holders is in excess of the total number of shares of Common Stock being issued, the subscriptions of such Current Depositors will be allocated among the subscribing Current Depositors so as to permit each subscribing Current Depositor, to the extent possible, to purchase a number of shares sufficient to make his total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Current Depositor. Any shares remaining will be allocated among the subscribing Current Depositors whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

12.      COMMUNITY OFFERING

         If less than the total number of shares of Common Stock to be subscribed for in the Minority Offering are sold in the Subscription Offering, it is expected that shares remaining unsubscribed may be made available for purchase in the Community Offering to certain members of the general public, which may subscribe together with any Associate or group of persons Acting in Concert for up to that number of shares of Common Stock as shall equal $100,000 divided by the Purchase Price per share, subject to the maximum and minimum purchase limitations specified in Section 14 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm, experienced and expert in the sale of savings institution securities. In the Community Offering, if any, shares will be available for purchase by the general public with preference given first to natural persons residing in the Local Community and second, to natural person residing in the Commonwealth of Pennsylvania ("Community Purchasers"). The Bank shall make distribution of the Common Stock to be sold in the Community Offering in such a manner as to promote a wide distribution of Common Stock.

         If the Community Purchasers in the Community Offering (if any), whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the Community Offering in an equitable manner as determined by the Board of Trustees. The Bank may establish all terms and conditions of such offer.

         The Community Offering, if any, may commence simultaneously with, during or subsequent to the completion of the Subscription Offering and if commenced simultaneously with or during the Subscription Offering the Community Offering may be limited to Community Purchases. The Community Offering, if any, must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the Department.

         The Bank, in its absolute discretion, reserves the right to reject any or all orders in whole or in part which are received in the Community Offering, at the time of receipt or as soon as practicable following the completion of the Community Offering.

13.      PUBLIC OFFERING AND SYNDICATED PUBLIC OFFERING

         Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may then be sold through the Underwriter to the general public at the Purchase Price in the Public Offering, subject to such terms, conditions and procedures as may be determined by the Boards of Trustees of the Bank, in a manner that will achieve the widest distribution of the Common Stock and subject to the right of the Bank, in its absolute discretion, to accept or reject in whole or in part all subscriptions in the Public Offering. In the Public Offering, if any, any person together with any Associate or group of persons Acting in Concert may purchase up to the maximum purchase limitation established for the Community Offering, subject to the maximum and minimum purchase limitations specified in Section 14 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%. Shares purchased by any Person together with any Associate or group of persons Acting in Concert pursuant to Section 12 shall be counted toward meeting the maximum purchase limitation specified for this Section. Provided that the Subscription Offering has commenced, the Bank may commence the Public Offering at any time after the mailing to the Current Depositors of the Proxy Statement to be used in connection with the Special Meeting of Depositors, provided that the completion of the offer and sale of the Common Stock shall be conditioned upon the ratification of this Plan by the Current Depositors. It is expected that the Public Offering, if any, will commence just prior to, or as soon as practicable after, the termination of the Subscription Offering. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided above.

         Shares of Common Stock not subscribed for in the Subscription Offering, Community Offering, if any, and Public Offering may be sold in a Syndicated Public Offering, subject to such terms, conditions and procedures as may be determined by the Boards of Trustees of the Bank, in a manner that will achieve the widest distribution of the Common Stock subject to the right of the Bank and the Underwriter, in their absolute discretion, to accept or reject in whole or in part all subscriptions in the Syndicated Public Offering. In the Syndicated Public Offering, any person together with any Associate or group of persons Acting in Concert may purchase up to the maximum purchase limitation established for the Public Offering, subject to the maximum and minimum purchase limitations specified in Section 14 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Valuation Range of up to 15%. Shares purchased by any Person together with any Associate or group of persons Acting in Concert pursuant to Section 12 shall be counted toward meeting the maximum purchase limitation specified for this Section. Provided that the Subscription Offering has commenced, the Bank may commence the Syndicated Public Offering at any time after the mailing to the Current Depositors of the Proxy Statement to be used in connection with the Special Meeting of Depositors, provided that the completion of the offer and sale of the Common Stock shall be conditioned upon the ratification of this Plan by the Current Depositors. If the Syndicated Public Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Public Offering will be commenced as soon as practicable following the date upon which the Subscription Offering and Community Offering, if any, terminate.

         If for any reason a Public Offering or Syndicated Public Offering of shares of Common Stock not sold in the Subscription and Community Offerings can not be effected, other purchase arrangements will be made for the sale of unsubscribed shares by the Bank, if possible. Such other purchase arrangements will be subject to the approval of the Department.

14.      LIMITATION ON PURCHASES

         The following limitations shall apply to all purchases of shares of Common Stock in the Minority Stock Offering:

         A. The maximum number of shares of Common Stock which may be purchased in the Subscription Offering by any person in the First Priority, Third Priority and Fourth Priority shall not exceed such number of shares as shall equal $100,000 divided by the Purchase Price.

         B. The maximum number of shares of Common Stock which may be subscribed for or purchased in all categories in the Minority Stock Offering by any Person (or persons through a single account) or Participant together with any Associate or group of persons Acting in Concert shall not exceed such number of shares as shall equal $150,000 divided by the Purchase Price per share, except for Employee Plans, which in the aggregate may subscribe for up to 10% of the Common Stock issued in the Minority Stock Offering.

         C. The maximum number of shares of Common Stock which may be purchased in all categories in the conversion by Officers and Directors of the Bank and their Associates in the aggregate shall not exceed 31% of the total number of shares of Common Stock issued in the Minority Stock Offering.

         D. A minimum of 100 shares of Common Stock must be purchased by each Person purchasing shares in the conversion to the extent those shares are available; provided, however, that the minimum number of shares requirement will not apply if the number of shares of Common Stock purchased times the price per share exceeds $1,000.

         E. If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his Associates complies with the above maximums, and such maximum number of shares shall be reallocated among that Person and his Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

         F. Depending upon market or financial conditions, the Board of Trustees of the Bank, without further approval of the Members, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the Minority Stock Offering. If the Bank increases the maximum purchase limitations, the Bank is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Bank, resolicit certain other large subscribers. For purposes of this Section 14, the Trustees of the Bank shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Trustees of the Bank.

         G. In the event of an increase in the total number of shares offered in the Minority Stock Offering due to an increase in the maximum of the Estimated Valuation Range of up to 15% (the "Adjusted Maximum") the additional shares will be used in the following order of priority: (i) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum according to Section 8; (ii) in the event that there is an oversubscription at the Employee Plan level, fill the Employees Plan's subscription up to 10% of the Adjusted Maximum; (iii) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum according to Section 10; (iv) in the event that there is an oversubscription at the Current Depositor level, to fill unfilled subscriptions of Current Depositors exclusive of the Adjusted Maximum in accordance with Section 11; and
(v) to fill unfilled Subscriptions in the Community Offering exclusive of the Adjusted Maximum, with preference given to Persons residing in the Local Community.

         H. Each Person purchasing Common Stock in the Minority Stock Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

         I. For a period of three years following the Reorganization, no Officer, Trustee or their Associates shall purchase, without the prior written approval of the Department, any outstanding shares of common stock of the Bank, except from a registered broker-dealer. This provision shall not apply to negotiated transactions involving more than one percent of the outstanding shares of common stock of the Bank, the exercise of any options pursuant to a stock option plan or purchases of common stock of the Bank, made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of the Bank (including the Employee Plans) which may be attributable to any Officer or Trustee. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

15.      PAYMENT FOR COMMON STOCK

         All payments for Common Stock subscribed for in the Subscription, Community (if any), Public and Syndicated Public Offerings (if applicable) must be delivered in full to the Bank, together with a properly completed and executed original Order Form, or purchase order in the case of the Syndicated Public Offering, on or prior to the expiration date specified on the Order Form or purchase order, as the case may be, unless such date is extended by the Bank; provided, however, that if the Employee Plans subscribes for shares during the Subscription Offering, the Employee Plan will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock upon consummation of the Reorganization. The Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions do not cause the Bank to fail to meet its regulatory capital requirement.

         Notwithstanding the foregoing, the Bank shall have the right, in its sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community (if any), Public or Syndicated Public Offering and to thereafter submit payment for the Common Stock for which they are subscribing in the Community (if any), Public or Syndicated Public Offering at any time prior to the completion of the Reorganization.

         Payment for Common Stock subscribed for shall be made either in cash (if delivered in person), check or money order. Alternatively, subscribers in the Subscription, Community (if any) and Public Offerings may pay for the shares subscribed for by authorizing the Bank on the Order Form to make a withdrawal from the subscriber's Savings Account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's Savings Account but may not be used by the subscriber until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the Department) following the Subscription Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at not less than the passbook annual rate on payments for Common Stock received in cash or by money order or check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the conversion. If for any reason the conversion is not consummated, all payments made by subscribers in the Subscription, Community (if any), Public and Syndicated Public Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Savings Accounts, refunds will be made by canceling the authorization for withdrawal.

         The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Reorganization, and therefore, will not do so.

16.      MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

         As soon as practicable after the Offering Circular prepared by the Bank has been authorized for use by the Department, Order Forms will be distributed to the Participants at their last known addresses appearing on the records of the Bank for the purpose of subscribing to shares of Common Stock in the Subscription Offering and will be made available for use in the Community Offering. Notwithstanding the foregoing, the Bank may elect to send Order Forms only to those Persons who request them after such notice as is approved by the Department and is adequate to apprise the Participants of the pendency of the Subscription Offering has been given. Such notice may be included with the proxy statement for the Special Meeting and may also be included in a notice of the pendency of the Reorganization and the Special Meeting sent to all Eligible Account Holders in accordance with regulations of the Department.

         Each Order Form will be preceded or accompanied by the Offering Circular describing the Bank, the Common Stock and the Subscription, Community and Syndicated Community Offerings. Each Order Form will contain, among other things, the following:

         A. A specified date by which all Order Forms must be received by the Bank, which date shall be not less than twenty (20), nor more than forty-five
(45) days, following the date on which the Order Forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

         B. The purchase price per share for shares of Common Stock to be sold in the Subscription, Community (if any), Public and Syndicated Public Offerings;

         C. A description of the minimum and maximum number of shares of Common Stock which may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community (if any), Public or Syndicated Public Offerings;

         D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Common Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

         E. An acknowledgment that the recipient of the Order Form has received a final copy of the Offering Circular, as the case may be, prior to execution of the Order Form.

         F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering within the subscription period such properly completed and executed Order Form, together with cash (if delivered in person), check or money order in the full amount of the purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber's Savings Account at the Bank) to the Bank; and

         G. A statement to the effect that the executed Order Form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

         Notwithstanding the above, the Bank reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimiled order forms or whose payment is to be made by wire transfer.

17.      UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS: INSUFFICIENT PAYMENT

         In the event Order Forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, or, in the case of institutional investors in the

Community (if any), Public or Syndicated Public Offering, by delivering irrevocable orders together with a legally binding commitment to pay in cash, check, money order or wire transfer the full amount of the purchase price prior to 48 hours before the completion of the conversion for the shares of Common
Stock subscribed for (including cases in which savings accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Bank may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation of the Bank of terms and conditions of the Plan and of the Order Forms will be final, subject to the authority of the Department.

18.      RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

         A. All shares of Common Stock purchased by Trustees or Officers of the Bank in the Minority Stock Offering shall be subject to the restriction that, except as provided in Section 18B, below, or as may be approved by the Department, no interest in such shares may be sold or otherwise disposed of for value for a period of one (1) year following the date of purchase.

         B. The restriction on disposition of shares of Common Stock set forth in Section 18A above shall not apply to the following:

                  (i) Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, which has been approved by the Department; and

                  (ii) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

         C. With respect to all shares of Common Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply;

                  (i) Each certificate representing shares restricted within the meaning of Section 18A, above, shall bear a legend prominently stamped on its face giving notice of the restriction;

                  (ii) Instructions shall be issued to the stock transfer agent for the Bank not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

                  (iii) Any shares of capital stock of the Bank issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding shares of Common Stock subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Common Stock.

19.      ARTICLES OF INCORPORATION AND BYLAWS OF THE STOCK BANK

         As part of the Reorganization, articles of incorporation and bylaws of the Stock Bank shall be adopted to authorize the Stock Bank to operate as a Pennsylvania chartered stock savings bank. The

Stock Bank's charter may authorize a number of shares of Common Stock greater than the number of shares that shall be issued to the Holding Company in the Reorganization. The articles of incorporation may contain provisions that for a period of five years from the effective date of the articles of incorporation,
(i) prohibit any person other than the Holding Company from acquiring beneficial ownership of greater than 10% of the Common Stock of the Stock Bank, unless approved by a majority of the Directors of the Bank; (ii) prohibit persons beneficially owning shares in excess of 10% from voting such shares in connection with any matter submitted to stockholders for a vote; (iii) prohibit persons other than the Board of Trustees of the Stock Bank from calling special meetings of the stockholders of the Stock Bank; and (iv) prohibit cumulative voting by stockholders for directors. The articles of incorporation for the Stock Bank may also contain provisions which allow for the issuance of Preferred Stock in accordance with applicable law. Additional anti-takeover provisions may be adopted subsequent to the Reorganization provided they are permitted under the laws of Pennsylvania.

20.      ARTICLES OF INCORPORATION AND BYLAWS OF THE HOLDING COMPANY

         As part of the Reorganization, the Bank will reorganize into a mutual holding company under Pennsylvania law and will adopt articles of incorporation and bylaws for the Holding Company. By their approval of the Plan, the Board of Trustees of the Mutual Bank and its members have approved and adopted the articles of incorporation and bylaws of the Holding Company. A copy of the proposed articles of incorporation and Bylaws of the Holding Company and of the Stock Bank are required to be mailed only to those members requesting them. Prior to completion of the Minority Stock Offering, the articles of incorporation and bylaws of the Stock Bank and the Holding Company may be amended in accordance with the provisions and limitations for amending the Plan.

21.      FORMATION OF MIDDLE-TIER STOCKHOLDING COMPANY

         In the future, the Bank may consider establishing an intermediate, State-chartered stock holding company between the Bank and the Holding Company that would own all of the stock of the Bank ("Stock Holding Company"). Pursuant to such a restructuring: (i) the Bank would become a wholly-owned subsidiary of the Stock Holding Company, which would become a majority-owned subsidiary of the Holding Company, and (ii) each outstanding share of common stock of the Bank would be converted into one share of common stock of the Stock Holding Company. Accordingly, after the restructuring, each stockholder of the Bank would have the same ownership interest in the Stock Holding Company immediately after the restructuring as such stockholder had in the Bank immediately prior to the restructuring. The Holding Company would still be owned by the depositors of the Bank. Such transaction would be subject to appropriate regulatory approvals and the approval in accordance with applicable regulations of the Bank's stockholders after the restructuring. No approval or ratification would be required from depositors.

22.      CONVERSION OF HOLDING COMPANY TO STOCK FORM

         Once the Reorganization is completed, the Holding Company may, if approved by the Department and the appropriate federal banking agencies, elect to convert to the stock form of ownership pursuant to applicable State and federal law. The terms and conditions of such a conversion cannot be determined at this time and there is no assurance when, if ever, such a conversion will occur. If the conversion does not occur, the Holding Company will always own a majority of the Common Stock of the Stock Bank.

         If the Holding Company converts to stock form, either on a stand-alone basis or in the context of a conversion-merger ("Conversion Transaction"), under federal law, shares of stock issued in connection with the Conversion Transaction shall be subject to subscription rights granted to eligible account holders at the time of the transaction. In addition, pursuant to applicable federal law and regulation and Department regulations or policies, in the Conversion Transaction, the shares of stock held by the stockholders of the Stock Bank shall be exchanged for shares of the converted Holding Company in a proportion established by independent appraisals of the Mutual Holding Company and the Stock Bank. If, in a Conversion Transaction, the stockholders of the Stock Bank do not receive, for any reason, shares of the converted Holding Company (or its successor) on such proportionate basis, the Holding Company (or its successor) shall be obligated to purchase all shares not owned by its simultaneously with the closing of such Conversion Transaction at the fair market value of such shares, determined as if such shares had such exchange rights, as determined by the independent appraisals. Moreover, in the event that the Holding Company converts to stock form in a Conversion Transaction, any options or other convertible securities held by any Officer, Trustee, or Employee of the Stock Bank, convertible into shares of the Stock Bank shall be convertible into shares of the converted Holding Company (or its successor), provided, that any exchange ratio shall provide the holder of such options or convertible securities with shares at least equal in value to those exchanged; provided, further however, that if such shares cannot be so converted, the holders of such options or other convertible securities shall be entitled to receive cash payment for such options and other convertible securities in an amount equal to the appraised value of the underlying securities represented by such options or other convertible securities.

         Each certificate representing shares of Common Stock of the Stock Bank shall bear a legend giving appropriate notice of the provisions applicable to a Conversion Transaction.

23. CONTINUITY OF THE BANK AND STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO REORGANIZATION

         Upon the Effective Date of the Reorganization, except for those assets expressly retained by the Holding Company, the Stock Bank will succeed to all of the assets, rights, powers, franchises, debts, liabilities, interests, duties and obligations of the Mutual Bank before the Reorganization, including but not limited to, all rights and interests of the Mutual Bank in and to its assets and properties, whether real, personal or mixed.

         All deposit accounts in the Mutual Bank shall retain the same status after the Reorganization as these accounts had prior to Reorganization, except that each deposit account holder shall retain, without payment therefor, a withdrawable deposit account or accounts in the Stock Bank after the Reorganization, equal in amount to the withdrawable value of such holders' deposit account or accounts prior to the Reorganization. All deposit accounts which are transferred to the Stock Association will continue to be insured by the FDIC up to the applicable limits of insurance coverage.

         All loans shall retain the same status after the Reorganization as they had prior to the Reorganization. The amount, interest rate, maturity, and security for each loan will remain contractually fixed as they existed prior to the Reorganization. Following the Reorganization, all of such loans will be held by the Stock Bank.

         All other assets of the Mutual Bank at the time of Reorganization will retain the same status as prior to the Reorganization, except that substantially all of such other assets will become assets of the Stock Bank.

24.      RIGHTS OF DEPOSITORS OF MHC

         Following the Reorganization, persons who had ownership or liquidation rights with respect to the Savings Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC. In addition, all persons who become depositors in the Stock Bank subsequent to the Reorganization will also have such ownership and liquidation rights with respect to the MHC. In each case, no person who ceases to be the holder of a deposit account with the Stock Bank shall have any ownership or liquidation rights with respect to the MHC.

25.      TRUSTEES OF THE MHC

         The persons serving as Trustees of the Bank at the time of the Reorganization will serve as Trustees of the MHC thereafter for the term specified in the Notice, and until their successors are elected and qualified.

26.      RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

         The Bank will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Conversion Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (ii) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Bank, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

27.      EXPENSES OF REORGANIZATION

         The Bank shall use its best efforts to assure that expenses incurred by it in connection with the Reorganization shall be reasonable.

28.      AMENDMENT OR TERMINATION OF THE PLAN

         This Plan may be substantively amended by the Board of Trustees of the Bank as a result of comments from the regulatory authorities or otherwise prior to submission of the Plan and proxy materials to Current Depositors, and at any time thereafter with the concurrence of the Department. This Plan may be terminated by the Board of Trustees of the Bank at any time prior to the Special Meeting of members, and at any time thereafter with the concurrence of the Department. This Plan shall be terminated if not completed within 24 months from the date upon which members approve this Plan.

         An increase or decrease in the maximum purchase limitation or number of shares issued in the Reorganization by the Board of Trustees at any time pursuant to Section 14 is specifically authorized pursuant to this Plan, is not an amendment to the Plan and does not require the approval of the Department. In the event that mandatory new regulations pertaining to mutual holding companies are adopted by the Department prior to the completion of the Reorganization, the Plan may be amended to conform to the new mandatory regulations. In the event that new mutual holding company regulations adopted by the Department prior to completion of the Reorganization contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Trustees.

         By ratification of the Plan, the Current Depositors of the Bank authorize the Board of Trustees to amend or terminate the Plan under the circumstances set forth in this Section.

29.      MISCELLANEOUS

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Trustees of the Bank shall be final, subject to the authority of the Department.

         If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

         This Plan is to be governed by and construed in accordance with the laws of the United States and of the Commonwealth of Pennsylvania. None of the cover page, the table of contents, or the section headings are to be considered a part of this Plan, but are included solely for convenience of reference and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof. Words in the singular include the plural, and words in the plural include the singular. Except for such rights as are set forth herein for Current Depositors, this Plan shall create no rights in any Person.